Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 1,022,936,334.00	0.0001381	$ 141,267.51
Fees Previously Paid
	Total Transaction Valuation:	$ 1,022,936,334.00
	Total Fees Due for Filing:			$ 141,267.51
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 141,267.51
Offering Note
[1]	(1) (a) Title of each class of securities to which transaction applies: Registrant class A common stock, $0.01 par value per share ("Common Shares") (b) Aggregate number of securities to which the transaction applies: As of December 3, 2025, the latest practicable date for purposes of this Exhibit 107, the maximum number of Common Shares to which this transaction applies is estimated to be 144,075,540. (2) The Registrant has estimated that the distributions to stockholders in the liquidation described in the proxy statement will be in the range of $5.75 to $7.10 per Common Share and the top end of the estimate has been used for the fee calculation.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A